Exhibit 10.17

Nobel Paul RSU 03 15 10
RESTRICTED STOCK UNIT GRANT AGREEMENT
1. Grant of Award. The Compensation Committee (the “Committee”) of the Board of Directors of World Fuel Services Corporation, a Florida corporation (the “Company”) has awarded to Ira Birns (the “Participant”), effective as of __________ (the “Grant Date”), __________ restricted stock units (the “RSUs”) corresponding to the same number of shares (the “Shares”) of the Company’s common stock, par value US$0.01 per share (the “Common Stock”). The RSUs have been granted under the Company’s 2006 Omnibus Plan, as amended and restated (the “Plan”), which is incorporated herein for all purposes, and the grant of RSUs shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Plan. As a condition to entering into this Agreement and as a condition to the issuance of any Shares (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions set forth in this Agreement and in the Plan.
2.     Definitions. Capitalized terms and phrases used in this Agreement shall have the meaning set forth below. Capitalized terms used herein and not defined in this Agreement, shall have the meaning set forth in the Plan.
(a)     “Cause” means:
(i)     the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or any Subsidiary;
(ii)     any violation or breach by the Participant of his or her employment agreement, consulting or other similar agreement with the Company or any Subsidiary, if any;
(iii)     any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or any Subsidiary;
(iv)     any violation or breach by the Participant of the Company’s Code of Corporate Conduct and Ethics or any other Company policy;
(v)     any act by the Participant of dishonesty or bad faith with respect to the Company or any Subsidiary;
(vi)     use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance; or
(vii)     the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Subsidiary.
The good faith determination by the Committee of whether the Participant’s employment or service was terminated for “Cause” shall be final and binding for all purposes hereunder. Notwithstanding the foregoing, the definition of “Cause” shall, following a Change of Control, be modified so that (x) clause (i) shall no longer be applicable, (y) the Participant shall not be terminated for Cause pursuant to clause (ii), (iii) or (iv) unless the applicable violation or breach

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is material and (z) the Participant shall not be terminated for Cause pursuant to clause (vii) for applicable acts that do not constitute misdemeanors or crimes.
(b)     “Disability” means the inability of the Participant, due to illness, accident or any other physical or mental incapacity, to perform his or her employment duties for the Company and its Subsidiaries for an aggregate of one hundred eighty (180) days within any period of twelve (12) consecutive months.
(c)     “Good Reason” means, within the two (2) year period following a Change of Control:
(i)     the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, title and reporting requirements), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after notice thereof given by the Participant;
(ii)     any reduction in, or failure to pay, the Participant’s base salary, other than a reduction or failure that is remedied by the Company within 15 days after notice thereof given by the Participant;
(iii)     any failure by the Company to provide the Participant with bonus and equity opportunities, or employee benefits and perquisites in the aggregate, that are not less than those provided to the Participant in the calendar year immediately preceding the Change in Control, other than a failure not occurring in bad faith and that is remedied by the Company within 15 days after receipt of notice thereof given by the Participant; or
(iv)     the Company’s requiring the Participant to be based at any office or location outside of Miami-Dade or Broward County, Florida, except for travel reasonably required in the performance of the Participant’s responsibilities, consistent with the Participant’s position.
Notwithstanding anything to the contrary contained herein, the Participant shall not be entitled to terminate employment and be eligible to vest in the portion of the RSUs described in Section 3(b)(iii) of this Agreement as the result of the occurrence of any event of the foregoing events unless, within 90 days following the occurrence of such event, the Participant provides written notice to the Company of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. The Company will have 30 days from the receipt of such notice (such period, the “Cure Period”) within which to cure the circumstances giving rise to Good Reason. If, during the Cure Period, such event is remedied, then the Participant shall not be permitted to terminate employment and be eligible to vest in the portion of the RSUs described in Section 3(b)(iii) of this Agreement as a result of such Good Reason. If, at the end of the Cure Period, the circumstances giving rise to Good Reason have not been remedied, the Participant shall be entitled to terminate employment as a result of such Good Reason during the 45 day period that follows the end of the Cure Period. If the Participant does not terminate employment during such 45 day period, the Participant shall not be permitted to terminate employment and be eligible to vest in the portion of the RSUs described in Section 3(b)(iii) of this Agreement as a result of such Good Reason.

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(d)     “Section 409A” means Section 409A of Code and the Treasury Regulations thereunder.
(e)     “Section 409A CIC” means a Change of Control that satisfies the requirements of Section 409A(a)(2)(A)(v) of the Code and the Treasury Regulations thereunder.
(f)     “Section 409A Disability” means a “disability” within the meaning of Section 409A.
(g)     “Separation from Service” means a termination of employment with the Company and its Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A.
(h)     “Termination Date” means the date on which the Participant is no longer an employee of the Company or any Subsidiary.
3.     Vesting and Forfeiture of Shares. (%2)Subject to the provisions of this Section 3, if the Participant is continuously employed by the Company or any Subsidiary from the Grant Date through and until the dates (the “Vesting Date”) set forth in the vesting schedule attached hereto as Exhibit A (the “Vesting Schedule”), then the RSUs shall become vested as set forth in the Vesting Schedule on the applicable Vesting Date. Except as otherwise provided in this Section 3, there shall be no proportionate or partial vesting of the RSUs prior to the applicable Vesting Date.
(a)     The vesting of the RSUs shall be accelerated if, and to the extent provided, in this Section 3(b):
(i)     (%3)Except as otherwise determined by the Committee as set forth in Section 3(b)(i)(B) hereof, the RSUs shall become fully vested and nonforfeitable in the event that a Change of Control occurs while the Participant is employed by the Company or any Subsidiary. The vested RSUs shall be converted, as of the effective date of the Change of Control, into a fully-vested fixed cash amount equal to the product of (x) fair market value (as determined by the Committee in its discretion) of the per Share consideration received by holders of Shares in the transaction constituting the Change of Control and (y) the number of Shares subject to the RSUs (the “CIC Cash-Out Amount”). The CIC Cash-Out Amount shall be credited with interest at the 10-year U.S. Treasury Securities rate or, if greater as of the effective date of the Change of Control, the prime rate as published in the Wall Street Journal, during the period commencing upon consummation of the Change of Control and ending on the date that the CIC Cash-Out Amount is paid to the Participant in accordance with Section 5(b)(i) hereof.
(A)     Notwithstanding Section 3(b)(i)(A) hereof, if in the event of a Change of Control the Committee determines that the successor company shall assume or substitute the RSUs as of the date of the Change of Control, then the vesting of the RSUs that are assumed or substituted shall not be so accelerated as a result of such Change of Control. For this purpose, the RSUs shall be considered assumed or substituted only if (1) the RSUs that are assumed or substituted vest at the times that such RSUs would vest pursuant to this Agreement and (2) immediately following the Change of Control, the RSUs confer the right to receive for each unvested RSU held immediately prior to the Change of Control, the consideration (whether stock,

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cash or other securities or property) received by holders of Shares in the transaction constituting a Change of Control for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company or its parent or Subsidiary, the Committee may provide that the consideration to be received upon the vesting of any RSU will be solely common stock of the successor company or its parent or Subsidiary substantially equal in fair market value (on a per share basis) to the per share consideration received by holders of Shares in the transaction constituting a Change of Control. The determinations of (1) whether the RSUs shall be assumed or substituted in accordance with this Section 3(b)(i)(B) or shall convert into the CIC Cash-Out Amount in accordance with Section 3(b)(i)(A) hereof and (2) in the event that this Section 3(b)(i)(B) is applicable, such substantial equality of value of consideration shall be made by the Committee in its sole discretion and such determinations shall be conclusive and binding. The award resulting from the assumption or substitution of the RSUs by the successor company shall continue to vest after the Change of Control transaction in accordance with the Vesting Schedule, and shall be referred to hereafter as the “Acquirer RSUs”.
(ii)     In the event that the Participant’s employment with the Company and its Subsidiaries is terminated due to the Participant’s death or Disability prior to the Vesting Date and (A) prior to a Change of Control, the Participant shall immediately vest upon the Termination Date in a pro-rated portion of the RSUs determined in accordance with Section 3(c) hereof, and the balance of the RSUs shall immediately be forfeited upon the Termination Date, or (B) following a Change of Control, the Participant shall immediately vest upon the Termination Date in all outstanding Acquirer RSUs to the extent unvested as of the Termination Date. The Participant shall not forfeit any CIC Cash-Out Amount as a result of any such termination.
(iii)     In the event that the Participant’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without Cause or by the Participant for Good Reason prior to the Vesting Date and (A) prior to a Change of Control, the Participant shall immediately become eligible to vest in a pro-rated portion of the RSUs determined in accordance with Section 3(c) hereof, and the balance of the RSUs shall immediately be forfeited on the Termination Date, or (B) following a Change of Control, the Participant shall immediately become eligible to vest in the Acquirer RSUs to the extent unvested as of the Termination Date. The RSUs will vest on the later of (a) the Vesting Date immediately following the Termination Date and (b) the second anniversary of the Termination Date (the “Restricted Period”); provided, however, that such vesting shall not occur and the Specified RSUs shall be forfeited in the event that the Participant (x) fails to execute a separation agreement, substantially in the form attached hereto as Exhibit A (the “Separation Agreement”), within 50 days following the Termination Date, (y) rescinds such Separation Agreement pursuant to the terms thereof or (z) engages in conduct that constitutes a breach of the Separation Agreement during the Restricted Period. The Acquirer RSUs will vest immediately upon any termination described in this Section 3(b)(iii). The Participant shall not forfeit any CIC Cash-Out Amount as a result of any such termination. Nothing in this Section 3 or this Agreement shall be deemed to limit or modify the non-competition, confidentiality or non-solicitation restrictions that the

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Participant is already subject to, which restrictions shall continue to be separately enforceable in accordance with their terms.
(b)     For purposes of clauses (b)(ii) and (b)(iii), the pro-rated portion shall be calculated by multiplying the number of RSUs by a fraction, the numerator of which shall be the number of days which have elapsed between the Grant Date and the Termination Date, and the denominator of which shall be the total number of days between the Grant Date and the final Vesting Date set forth in the Vesting Schedule; provided, however, that if the Termination Date occurs after any Vesting Date set forth in the Vesting Schedule, then the pro-rated portion shall be reduced by the number of RSUs that vested prior to the Termination Date in accordance with the Vesting Schedule.
(c)     In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the applicable Vesting Date for any reason other than the Participant’s death or Disability or by the Company and its Subsidiaries without Cause or by the Participant for Good Reason, then the Participant shall immediately forfeit all of the unvested RSUs (and, if applicable, all unvested Acquirer RSUs) but shall not forfeit any CIC Cash-Out Amount. Termination of employment with the Company to accept immediate re-employment with a Subsidiary, or vice-versa, or termination of employment with a Subsidiary to accept immediate re-employment with a different Subsidiary, shall not be deemed termination of employment for purposes of this Section 3.
4.     Adjustment. The number of RSUs are subject to adjustment by the Committee in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of the Common Stock or the payment of a stock dividend on Common Stock or any other increase or decrease in the number of Shares effected without receipt or payment of consideration by the Company.
5.     Settlement of Awards.
(a)     Pre-Change of Control. The Company shall deliver the Shares corresponding to the vested RSUs to the Participant within 30 days following the applicable Vesting Date; provided that, in the event that a pro-rata portion of the RSUs shall vest in connection with a termination of the Participant’s employment (i) due to death or Disability that constitutes a Section 409A Disability, the Company shall deliver the Shares with respect to such pro-rata portion within 30 days following the Termination Date or (ii) by the Company and its Subsidiaries without Cause or due to a Disability that does not constitute a Section 409A Disability (but that, in each case, constitutes a Separation from Service), the Company shall deliver the Shares attributable such pro-rata portion (to the extent such RSUs become vested) within 30 days following the last day of the Restricted Period.
(b)     Post-Change of Control. The Company shall not deliver to the Participant the Shares or other consideration corresponding to the RSUs upon the occurrence of a Change of Control. Instead, settlement after a Change of Control shall occur as follows:
(i)     The Company shall deliver to the Participant the CIC Cash-Out Amount (plus interest credited thereon) within 30 days following the Vesting Date applicable to the RSUs to which the CIC Cash-Out Amount relates, provided that in the event of the Participant’s termination of employment due to death or a Section 409A Disability or the

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Participant’s Separation from Service for any reason, in each case, prior to the applicable Vesting Date, the CIC Cash-Out Amount will be paid as follows:
(A)     In the event that the Participant's employment terminates (1) due to the Participant's death, (2) due to the Participant's Disability that constitutes a Section 409A Disability or (3) during the two-year period following a Change of Control that constitutes a Section 409A CIC, due to the Participant’s Separation from Service for any reason, the Company shall pay the entire unpaid portion of the CIC Cash-Out Amount (plus interest credited thereon), within 30 days following the Termination Date; or
(B)     In the event that the Participant experiences a Separation from Service for any reason (1) following a Change of Control that does not constitute a Section 409A CIC or (2) at any time following the second anniversary of a Section 409A CIC, the Company shall pay the entire unpaid portion of the CIC Cash-Out Amount (plus interest credited thereon) within 30 days following the last day of the Restricted Period.
(ii)     The Company shall deliver the shares (or cash or other property) corresponding to Acquirer RSUs to the Participant within 30 days following the applicable Vesting Date; provided that in the event of the Participant’s termination of employment prior to the applicable Vesting Date, the shares (or cash or other property) corresponding to the Acquirer RSUs shall be delivered as follows:
(A)     In the event that the Participant’s employment terminates (1) due to the Participant’s death, (2) due to the Participant’s Disability that constitutes a Section 409A Disability or (3) during the two-year period following a Change of Control that constitutes a Section 409A CIC, by the Company and its Subsidiaries without Cause, by the Participant for Good Reason or due to a Disability that does not constitute a Section 409A Disability (but, in each case, that constitutes a Separation from Service), the Company shall deliver all the shares (or cash or other property) attributable to the Acquirer RSUs within 30 days following the Termination Date;
(B)     In the event that the Participant’s employment is terminated by the Company and its Subsidiaries without Cause, by the Participant for Good Reason or due to a Disability that does not constitute a Section 409A Disability (but, in each case, that constitutes a Separation from Service) (1) following a Change of Control that does not constitute a Section 409A CIC or (2) at any time following the second anniversary of a Section 409A CIC, the Company shall deliver all the shares (or cash or other property) attributable to the Acquirer RSUs within 30 days following the last day of the Restricted Period; or
(C)     In the event that the Participant’s employment terminates by the Company and its Subsidiaries without Cause, by the Participant for Good Reason or due to a Disability that does not constitute a Section 409A Disability and, in each case, such termination of employment does not constitute a Separation from Service, the Company shall deliver all the shares (or cash or other property) attributable to the Acquirer RSUs within 30 days following the applicable Vesting Date.

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(c)     Death of Participant. By written notice to the Company’s Secretary, the Participant may designate a beneficiary or beneficiaries to whom any vested RSUs (or, if applicable, the CIC Cash-Out Amount or Acquirer RSUs) and the Participant’s Cash Account (as defined below) shall be transferred upon the death of the Participant. In the absence of such designation, or if no designated beneficiary survives the Participant, such vested RSUs (or, if applicable, the CIC Cash-Out Amount or the Acquirer RSUs) and the Participant’s Cash Account shall be transferred to the legal representative of the Participant’s estate. No such transfer of the RSUs (or, if applicable, the CIC Cash-Out Amount or Acquirer RSUs), or the right to convert the Shares corresponding to such RSUs (or, if applicable, shares corresponding to Acquirer RSUs) or the conversion of any portion thereof into Common Stock (or, if applicable, shares of the Acquiror), shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof, (ii) a copy of the will and/or such evidence as the Committee deems necessary to establish the validity of such transfer or right to convert and (iii) an executed agreement by the transferee, administrator, or executor (as applicable) to (A) comply with all the terms of this Agreement that are or would have been applicable to the Participant and (B) be bound by the acknowledgements made by the Participant in connection with this grant.
(d)     Settlement Conditioned Upon Satisfaction of Tax Obligations. Notwithstanding the foregoing, the Company’s obligation to deliver any consideration pursuant to this Section 5 shall be subject to, and conditioned upon, satisfaction of the Participant’s obligations relating to the applicable Federal, state, local and foreign withholding or other taxes pursuant to Section 9 hereof.
6.     Rights with Respect to Shares Represented by RSUs.
(a)     No Rights as Shareholder until Delivery. Except as otherwise provided in this Section 6, the Participant shall not have any rights, benefits or entitlements with respect to any Shares subject to this Agreement unless and until the Shares have been delivered to the Participant. On or after delivery of the Shares, the Participant shall have, with respect to the Shares delivered, all of the rights of a shareholder of the Company, including the right to vote the Shares and the right to receive all dividends, if any, as may be declared on the Shares from time to time.
(b)     Dividend Equivalents.
(i)     Cash Dividends. As of each date on which the Company pays a cash dividend with respect to its Shares, the Company shall credit to a bookkeeping account (the “Cash Account”) for the Participant an amount equal to the cash dividend that would have been payable with respect to the Shares corresponding to the RSUs, excluding any RSUs which have been forfeited, as if those Shares had been issued and outstanding as of the dividend payment date. Upon the vesting of any RSUs hereunder (or, if applicable, Acquirer RSUs), the Participant shall vest in, and have the right to receive, that portion of the Cash Account which relates to any such vested RSUs (or, if applicable, Acquirer RSUs). The value of the Participant’s Cash Account shall vest and be distributable to the Participant at the same time as the Shares corresponding to the vested RSUs (or, if applicable, the consideration corresponding to Acquirer RSUs) are distributed to the Participant. In the event that RSUs are converted into the CIC Cash-Out Amount pursuant to Section 3(b)(i)(A) hereof, the Cash Account that relates to such RSUs shall be added to the CIC Cash-Out Amount and shall be paid to the Participant in accordance with Section 5(b)(i) hereof.

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(ii)     Stock Dividends. As of each date on which the Company pays a stock dividend with respect to its Shares, the Shares corresponding to the RSUs shall be increased by the stock dividend that would have been payable with respect to the Shares that correspond to the RSUs and shall be subject to the same vesting requirements as the RSUs to which they relate and, to the extent vested, shall be distributed at the same time as the Shares corresponding to the vested RSUs are distributed.
7.     Transfers. The Participant may not, directly or indirectly, sell, pledge or otherwise transfer any RSUs or Acquirer RSUs or any rights with respect to the Cash Account or, if applicable, the CIC Cash-Out Amount.
8.     Registration Statement. The Participant acknowledges and agrees that the Company has filed a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to register the Shares under the 1933 Act. The Participant acknowledges receipt of the Prospectus prepared by the Company in connection with the Registration Statement. Prior to conversion of the RSUs into Shares, the Participant shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of Federal and state securities law.
9.     Taxes; Potential Forfeiture.
(a)     Payment of Taxes. On or prior to the date on which any Shares corresponding to any vested RSUs (or, if applicable, consideration in respect of Acquirer RSUs) are delivered or cash attributable to the Participant’s vested Cash Account or, if applicable, the CIC Cash-Out Amount, is paid, the Participant shall remit to the Company an amount sufficient to satisfy any applicable Federal, state, local and foreign withholding or other taxes. No certificate for any Shares corresponding to any RSUs (or, if applicable, consideration corresponding to Acquirer RSUs) that have vested, uncertificated Shares or any cash attributable to the Participant’s Cash Account or, if applicable, the CIC Cash-Out Amount, shall be delivered or paid to the Participant until the foregoing obligation has been satisfied.
(b)     Alternative Payment Methods and Company Rights. The Company may, at its option, permit the Participant to satisfy his or her obligations under this Section 9, by tendering to the Company a portion of the Shares (or, if applicable, consideration in respect of Acquirer RSUs) that otherwise would be delivered to the Participant pursuant to the RSU (or, if applicable, Acquirer RSUs). In the event that the Participant fails to satisfy his or her obligations under this Section 9, the Participant agrees that the Company shall have the right to satisfy such obligations on the Participant’s behalf by taking any one or more of the following actions (such actions to be in addition to any other remedies available to the Company): (1) withholding payment of any fees or any other amounts payable to the Participant (e.g., expense reimbursements), (2) selling all or a portion of the Shares underlying the RSUs (or, if applicable, consideration underlying Acquirer RSUs) in the open market or (3) withholding and canceling all or a portion of the Shares corresponding to the vested RSUs (or, if applicable, consideration corresponding to Acquirer RSUs). Any acquisition of Shares corresponding to RSUs (or, if applicable, consideration corresponding to Acquirer RSUs) by the Company as contemplated hereby is expressly approved by the Committee as part of the approval of this Agreement.
(c)     Forfeiture for Failure to Pay Taxes. If and to the extent that (i) the Participant fails to satisfy his or her obligations under this Section 9 and (ii) the Company does not exercise

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its right to satisfy those obligations under Section 9(b) with respect to any RSUs (or, if applicable, Acquirer RSUs) or any portion of the vested Cash Account or, if applicable, the CIC Cash-Out Amount, within 30 days after the date on which the Shares corresponding to the vested RSUs (or, if applicable, the consideration corresponding to vested Acquirer RSUs) or vested Cash Account or, if applicable, the CIC Cash-Out Amount otherwise would be delivered pursuant to Section 5(a), (b) or (c) hereof or within 30 days after the date on which the vested Cash Account or, if applicable, the CIC Cash-Out Amount, otherwise would be paid pursuant to Sections 5 and 6(b) hereof, as applicable, the Participant immediately forfeits any rights with respect to the portion of the RSUs (or, if applicable, Acquirer RSUs) or vested Cash Account or, if applicable, the CIC Cash-Out Amount to which such failure relates.
10.     No Effect on Employment. Except as otherwise provided in the Participant’s employment agreement, if any, the Participant’s employment with the Company and any Subsidiary is at-will. Accordingly, subject to the terms of such employment agreement, nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any lawful reason whatsoever or for no reason, with or without Cause and with or without notice. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.
11.     Stock Retention Policy. The Participant understands that the Committee has adopted a policy that requires the Participant to retain ownership of one-half (50%) of the Shares underlying the RSUs acquired by the Participant hereunder (net of the number of Shares which would need to be sold to satisfy any applicable taxes owed upon vesting), for a period of five (5) years after vesting of such RSUs (or until the Participant’s employment with, and services for, the Company and its Subsidiaries terminate, if earlier). The Participant agrees to comply with such policy and any modifications thereof that may be adopted by the Committee from time to time.
12.     Stock Ownership Policy. The Participant understands that the Committee has adopted a policy that requires the Participant to own a multiple of the Participant’s base salary, determined by leadership level, in Common Stock. The Participant agrees to comply with such policy and any modifications thereof that may be adopted by the Committee from time to time.
13.     Other Benefits. Except as provided below, nothing contained in this Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary.
14.     Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.     Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.
16.     Governing Law/Jurisdiction. The validity and effect of this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy or question of interpretation arising under, out of, in connection with or

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in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or Federal courts in Miami-Dade County, Florida. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.
17.     Committee Authority. The Committee shall have all discretion, power and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
18.     Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.
19.     Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
20.     Miscellaneous. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein. This Agreement and the Plan can be amended or terminated by the Company to the extent permitted under the Plan. Amendments hereto shall be effective only if set forth in a written statement or contract executed by a duly authorized member of the Committee. The Participant shall at any time and from time to time after the date of this Agreement, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may reasonably be required to give effect to the terms hereof, or otherwise to satisfy and perform Participant’s obligations hereunder.
21.     Compliance with Section 409A.
(a)     If and to the extent that the Committee believes that the RSUs (including, if applicable, the Acquirer RSUs) or rights to the Cash Account or, if applicable, the CIC Cash-Out Amount, may constitute a “nonqualified deferred compensation plan” under Section 409A, the terms and conditions set forth in this Agreement (and/or the provisions of the Plan applicable thereto) shall be interpreted in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of the Participant, may amend this Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines necessary or appropriate to comply with applicable requirements of Section 409A.
(b)     If and to the extent required to comply with Section 409A:

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(i)     Payments or delivery of Shares (or, if applicable, consideration in respect of Acquirer RSUs) or cash in respect of the Participant’s Cash Account or, if applicable, the CIC Cash-Out Amount, under this Agreement may not be made earlier than (u) the Participant’s Separation from Service, (v) the date the Participant incurs a Section 409A Disability, (w) the Participant’s death or (x) a “specified time (or pursuant to a fixed schedule)” specified in this Agreement at the date of the deferral of such compensation;
(ii)     The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service; and
(iii)     If the Participant is a “specified employee”, a distribution on account of a Separation from Service may not be made before the date which is six months after the date of the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).
For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A that are applicable to this Agreement.
(c)     Notwithstanding the foregoing, the Company does not make any representation to the Participant that any consideration awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, that either is consented to by the Participant or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.
22.     Unfunded Agreement. The rights of the Participant under this Agreement with respect to the Company’s obligation to distribute Shares corresponding to vested RSUs (or, if applicable, consideration in respect of Acquirer RSUs) and the value of the Participant’s vested Cash Account or, if applicable, the CIC Cash-Out Amount, if any, shall be unfunded and shall not be greater than the rights of an unsecured general creditor of the Company.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

WORLD FUEL SERVICES CORPORATION
By:
Name: Michael J. Kasbar
Title: President & Chief Executive Officer
PARTICIPANT

Florida - RSU (Ratable Vest) for IB mod.doc

Signature:
Name: Ira Birns
Title: Chief Financial Officer

Florida - RSU (Ratable Vest) for IB mod.doc

EXHIBIT “A”

VESTING SCHEDULE

Florida - RSU (Ratable Vest) for IB mod.doc